Exhibit 99.1

Press release

RBC Bearings Incorporated Announces Exercise of Over-Allotment Option

Oxford, CT – April 13, 2006 - RBC Bearings Incorporated (Nasdaq: ROLL), a leading international manufacturer of highly-engineered precision plain, roller and ball bearings for the industrial, defense and aerospace industries, today announced the exercise by its underwriters of an over-allotment option to purchase 1,172,550 shares of common stock associated with its follow-on stock offering that priced on April 11, 2006.

Including the over-allotment shares, the offering will total 8,989,550 shares at $20.50 per share. The Company sold a total number of 2,994,021 shares in the offering and the selling stockholders sold a total of 5,995,529 shares. The Company realized net proceeds from the offering of approximately $57.2 million (after deducting underwriting discounts and commissions and estimated expenses of the offering and applying reimbursements) and will use the net proceeds to prepay outstanding indebtedness. The Company did not receive any proceeds from the sale of shares of common stock by the selling stockholders.

The offering was made by an underwriting syndicate led by Merrill Lynch & Co. as the sole book-running manager, KeyBanc Capital Markets as co-lead manager and Robert W. Baird & Co. as co-manager.

Copies of the prospectus related to the offering may be obtained from Merrill Lynch, Pierce, Fenner & Smith Incorporated, 4 World Financial Center, New York, New York 10080.

A registration statement relating to these securities was filed with and declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy common stock of RBC Bearings Incorporated, nor shall there be any sale of the securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification of the securities under the securities laws of any such state or jurisdiction.

About RBC Bearings

RBC Bearings Incorporated is an international manufacturer and marketer of highly engineered precision bearings and components.  Founded in 1919, the Company is primarily focused on producing highly technical or regulated bearing products requiring sophisticated design, testing, and manufacturing capabilities for the diversified industrial, aerospace and defense markets.  Headquartered in Oxford, Connecticut, RBC Bearings currently employs approximately 1,700 people in 19 facilities located throughout North America and Europe.

Contacts

RBC Bearings

Daniel A. Bergeron

203-267-5028

dbergeron@rbcbearings.com

Ashton Partners

Lauren Murphy

800.281.1163

investors@rbcbearings.com